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                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1996, with respect to the financial statements of Solaris Development Corporation, and our report dated February 9, 1996, with respect to the financial statements of Sunstar Mortgage Limited Liability Company, included in Amendment No. 2 to the Registration Statements (Form S-1, No. 333-2332) and related Prospectuses of The Fortress Group, Inc. for the registration of 2,875,000 shares of its common stock and $100,000,000 of its Senior Notes due 2006.


                                       /S/ ERNST & YOUNG LLP

                                           Ernst & Young LLP


Raleigh, North Carolina
May 8, 1996